UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event Reported): March 20, 2012 (January 1, 2012)

CHINA SHENGDA PACKAGING GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34997	26-1559574
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People's Republic of China
(Address of principal executive offices)

(86) 571-82838805
(Registrant's telephone number, including area code)

_______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 1, 2012, Hangzhou Shengming Paper Co., Ltd. (“Hangzhou Shengming”), a wholly-owned subsidiary of China Shengda Packaging Group Inc., entered into a land use right lease (“Lease Agreement 1”), as lessee, with Shengda Group Co., Ltd. (“SD Group”), as lessor, under which Hangzhou Shengming has leased 47,942 square meters at Xiang He Qiao Village, He Shang Town, Xiaoshan District, Hangzhou, Zhejiang Province, People’s Republic of China. The lease term began January 1, 2012 and expires December 31, 2012. The annual rental rate is RMB 1 million (approximately $150,000), payable at the end of the term of the lease. In the event of a breach of Lease Agreement 1 by either party, the breaching party shall owe to the non-breaching party liquidated damages in the amount of RMB 200,000 (approximately $30,000).

Hangzhou Shengming, as lessee, also entered into a 23,568 square meter building and plant lease with SD Group, as lessor, under a lease that began January 1, 2012 and ends December 31, 2012 (“Lease Agreement 2”, and together with Lease Agreement 1, the “Lease Agreements”). The annual rental rate is RMB 800,000 (approximately $120,000), payable at the end of the term of the lease. In the event of a breach of Lease Agreement 2 by either party, the breaching party shall owe to the non-breaching party liquidated damages in the amount of RMB 200,000 (approximately $30,000).

An English translation of Lease Agreement 1 is attached hereto as Exhibit 99.1 and an English translation of Lease Agreement 2 is attached hereto as Exhibit 99.2, and both are incorporated herein by reference. The foregoing description of the Lease Agreements is qualified in its entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Property Lease Agreement (English summary), dated January 1, 2012, between Hangzhou Shengming Paper Co., Ltd. and Shengda Group Co., Ltd.
99.2	Property Lease Agreement (English summary), dated January 1, 2012, between Hangzhou Shengming Paper Co., Ltd. and Shengda Group Co., Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2012

CHINA SHENGDA PACKAGING GROUP INC.

/s/ Daliang Teng
Daliang Teng
Chief Executive Officer
(Principal Executive Officer)